Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations and segment reporting, as to which the date is June 8, 2011, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in W. P. Carey & Co. LLC’s Current Report on Form 8-K dated June 10, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, NY
June 8, 2011